UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2025

VSEE HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41015	86-2970927
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

980 N Federal Hwy #304 Boca Raton, Florida	33432
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 672-7068

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	VSEE	The Nasdaq Stock Market LLC
Warrants, which entitles the holder to purchase one (1) share of common stock at a price of $11.50 per whole share	VSEEW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 4, 2025, VSee Health, Inc. (the “Company”) filed a Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (the “Series B Certificate of Designations”) with the Secretary of State of the State of Delaware, effective as of December 5, 2025, which provides for the designation of 2,000 shares of Series B Preferred Stock of the Company, par value $0.0001 per share (the “Series B Preferred Stock”), upon the terms and conditions as set forth in the Series B Certificate of Designations. Each share of Series B Preferred Stock has a stated value of $1,000 (the “Stated Value”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Series B Certificate of Designations.

The Series B Preferred Stock rank (i) senior to the Company’s common stock, $0.0001 par value per share (the “Common Stock”), and any other class or series of capital stock of the Company creates hereafter, the terms of which specifically provide that such class or series shall rank junior to the Series B Preferred Stock (“Junior Securities”), (ii) on parity with the Company’s outstanding Series A Preferred Stock, $0.0001 par value, as well as any class or series of capital stock of the Company created specifically ranking by its terms on parity with the Series B Preferred Stock (“Parity Securities”), and (iii) junior to any class or series of capital stock of the Company hereafter created specifically ranking by its terms senior to the Series B Preferred Stock.

Holders of the Series B Preferred Stock are be entitled to receive, and the Company must pay, dividends on shares of Series B Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends will be paid on shares of Series B Preferred Stock.

Holders of the Series B Preferred Stock have no voting power except as otherwise required by the Delaware General Corporation Law.

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of the Series B Preferred Stock shall be entitled to receive out of the assets legally available for distribution to stockholders, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Common Stock and Junior Securities and pari passu with any distribution to holders of Parity Securities, an amount equal to the Stated Value of for each share of Series B Preferred Stock and an amount equal to any accrued and unpaid dividends thereon, and thereafter holders of Series B Preferred Stock shall be entitled to receive out of the assets, whether capital or surplus, of the Company the same amount that a holder of Common Stock would receive if the Series B Preferred Stock were fully converted (disregarding for such purposes any conversion limitations set forth in the Series B Certificate of Designations).

Each share of Series B Preferred Stock shall be convertible, at the option of the holder, into shares of Common Stock (the “Conversion Shares”) determined by dividing the Stated Value of such share of Series B Preferred Stock by the conversion price equal to $0.65, at any time after the Investor Gross Proceeds from the sale of all Investor Shares is less than $2.3 million. In addition, the holder shall not have the right to convert any portion of the Series B Preferred Stock if, after giving effect to the conversion, such holder (together with its affiliates) would beneficially own in excess of 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of the respective Conversion Shares.

The foregoing description of the terms of the Series B Certificate of Designations, and the transactions contemplated thereby, does not purport to be complete and is qualified in its entirety by reference to the Series B Certificate of Designations filed hereto as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
3.1	VSee Health, Inc. Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock, dated December 5, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 11, 2025	VSEE HEALTH, INC.

	By:	/s/ Milton Chen
	Name:	Milton Chen
	Title:	Co-Chief Executive Officer

2